Exhibit 5.1

575 Madison Avenue
New York, NY 10022-2585
212.940.8800 tel
212.940.8776 fax..

August 31, 2012

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re: Luxeyard, Inc.

Ladies and Gentlemen:

We have acted as counsel to Luxeyard, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale of up to 13,005,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the Luxeyard, Inc. 2012 Stock Option Plan (the “Plan”), including the resale by certain selling stockholders of 10,891,411 Shares underlying outstanding options previously granted under the Plan.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws, statutes, regulations or ordinances of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP